Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-151565 on Form S-8 of our report dated June 17, 2011 relating to the consolidated financial statements of ChinaEdu Corporation, its subsidiaries, its variable interest entity and its variable interest entity’s subsidiaries (collectively, the "Group") as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010, and the financial statement schedule of ChinaEdu Corporation, and our report dated June 17, 2011 relating to the effectiveness of the Group's internal control over financial reporting, appearing in this Annual Report on Form 20-F of ChinaEdu Corporation for the year ended December 31, 2010.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
June 22, 2011